Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

AND PROVIDES COVID-19 UPDATE

Reopening Stores in Phased Approach

Richardson, TX, JUNE 3, 2020 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended April 4, 2020 and provided an update on the Company’s response to COVID-19.

First Quarter Summary

•	Worldwide net sales of $391 million decreased 16% on a reported basis and 15% in constant currency. Sales in the quarter were significantly impacted by COVID-19 on a global basis beginning in February in Asia.

•	The Company’s New World Fossil 2.0 - Transform to Grow Program ("NWF 2.0") was expanded to address additional challenges posed by COVID-19. The Company’s actions to improve its cost structure are expected to result in cost savings totaling $100 million in 2020 versus previously estimated cost savings of $50 million.

•	Operating loss of $134 million compared to $20 million a year ago, primarily due to COVID-19 impacts on sales, gross margin and non-cash asset impairments.

•	Cash and cash equivalents of $245 million and net debt totaling $74 million as of April 4, 2020.

Kosta Kartsotis, Chairman and CEO, stated, “As people around the globe continue to face the many challenges presented by COVID-19, we are taking actions to mitigate the headwinds and chart our path forward amid a new operating environment. We are proud of our teams who have prioritized the health and safety of our communities while also moving quickly to protect our business, strengthen our financial position and accelerate our strategic priorities for 2020 and beyond.”

COVID-19 Update

In response to the COVID-19 crisis, the Company implemented measures to protect employee safety and well-being, including the previously announced store and office closings, which largely remain in place today. The Company also cut costs across the organization and enhanced its financial position through the following actions during the first quarter:

•	Proactively drawing down $100 million of the Company’s $275 million credit facility;
•	Reducing operating expenses across payroll, marketing, travel, professional fees and contract labor;
•	Eliminating the majority of planned capital expenditures for 2020; and
•	Closely managing working capital by reducing incoming inventory.

As of April 4, 2020, the Company had total liquidity of $278 million, comprised of $245 million of cash and cash equivalents and $33 million of availability under its revolving credit facility. The Company expects to close the second quarter of 2020 with approximately $200 million of cash and cash equivalents and approximately $30 million of availability under its revolving credit facility.

First Quarter 2020 Operating Results

Worldwide net sales totaled $390.7 million, a decrease of 16% on a reported basis and 15% in constant currency compared to $465.3 million in the first quarter of fiscal 2019. The year-over-year decline was primarily due to the impact of COVID-19, as stores and most of the Company's wholesale partners’ stores were closed beginning mid-March. Global retail comparable sales in constant currency decreased 14% on a 14-week calendar basis and were trending up 1% prior to COVID-19 store closings. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the first quarter of 2020 compared to the 2019 first quarter (in millions, except percentage data).

	First Quarter
	2020	2019	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$153	$190	$(37)	$(37)	(20)%	(20)%
Europe	128	153	(25)	(22)	(16)	(14)
Asia	106	117	(11)	(8)	(9)	(7)
Corporate	4	5	(1)	(1)	(28)	(29)
Total net sales	$391	$465	$(74)	$(68)	(16)%	(15)%

Watches	$310	$366	$(56)	$(51)	(15)%	(14)%
Leathers	47	54	(7)	(6)	(12)	(11)
Jewelry	23	31	(8)	(7)	(26)	(24)
Other	11	14	(3)	(4)	(26)	(26)
Total net sales	$391	$465	$(74)	$(68)	(16)%	(15)%

(1)   Reported GAAP amounts include impacts from currency.

(2)   Eliminates the effect of currency changes in fiscal 2020 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $140.4 million compared to $248.0 million in the first quarter of 2019. Gross margin decreased to 35.9% from 53.3%, primarily reflecting liquidation and increased inventory valuation adjustments of older generation connected products and minimum licensed product royalties resulting from decreased sales due to the impact of COVID-19.

Operating expenses totaled $274.7 million compared to $267.9 million a year ago. Operating expenses in the first quarter of 2020 included $9.4 million of restructuring costs, primarily related to employee costs, professional services and store closures, approximately $20 million of non-cash charges related to operating lease right-of-use and intangible asset impairment, and minimum marketing royalties. Operating expenses in the first quarter of 2019 included $10.2 million of restructuring costs.

First quarter operating loss was $134.3 million compared to an operating loss of $19.9 million in the first quarter of 2019. Net loss totaled $85.6 million, or ($1.69) per diluted share, compared to net loss of $12.2 million, or ($0.25) per diluted share, in the first quarter of 2019.  Per share data included restructuring charges of $0.15 per diluted share in the first quarter of 2020 and $0.16 per diluted share in the first quarter of 2019. During the first quarter of fiscal 2020, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected loss per diluted share by approximately $0.12.

New World Fossil 2.0 - Transform to Grow Initiative

During 2019, the Company initiated NWF 2.0, which is designed to deliver gross margin benefits and operating expense reductions totaling $200 million over the three-year period from 2019 to 2021. As a result of the unprecedented impact of COVID-19, the Company is significantly expanding its NWF 2.0 transformation program to include additional organizational efficiencies and to accelerate digital initiatives, resulting in additional cost savings of $50 million in 2020.

Balance Sheet Summary

As of April 4, 2020, the Company had cash and cash equivalents of $245 million, long-term debt of $298 million and net debt of $74 million, including $190 million of borrowings under its Term Credit Agreement. The Company is currently engaged in discussions with its lenders regarding amending certain covenants under the Term Credit Agreement. Inventories at the end of first quarter 2020 totaled $440 million, an increase of 14% versus a year ago, primarily reflecting reduced sales from COVID-19 during the first quarter of 2020.

2020 Outlook

Due to continued uncertainty related to COVID-19, the Company is not providing financial guidance at this time. The Company anticipates that the COVID-19 pandemic will continue to pressure sales throughout 2020, with the greatest impact in the second quarter. Due to closures for both FOSSIL stores and our wholesale partners during the majority of the second quarter, worldwide net sales are expected to decline in the range of 60%-70%, with contraction in retail and wholesale partly offset by strength in e-commerce channels. The Company has commenced a phased reopening of its FOSSIL retail stores globally, which is expected to be completed by the end of June 2020, dependent upon local regulations.

Kartsotis continued, “As we continue to navigate the impacts of COVID-19, we are accelerating our focus on driving digital growth and capturing organizational efficiencies, two of our key strategic priorities for 2020. Our investments in digital capabilities, including the recent completion of a new global e-commerce platform, have allowed us to meet significantly increased demand and seamlessly serve our customers. As economies begin to reopen around the globe, we are working closely with our wholesale partners and executing a phased reopening of our FOSSIL stores.”

Safe Harbor

Certain statements contained herein that are not historical facts, including multi-year NWF expense reduction estimates, the completion of any amendments to our Term Credit Agreement, future financial estimates as well as estimated impacts from COVID-19, tariffs, the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of COVID-19; the length and severity of COVID-19; the pace of recovery following COVID-19; the failure to negotiate and enter into an amendment to the Term Credit Agreement; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; risks related to excess inventory, including older generation connected products; customer acceptance of both new designs and newly-introduced product lines, including risks related to new generation connected products; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and connected products. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 14 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	April 4, 2020	March 30, 2019
Net sales	$390.7	$465.3
Cost of sales	250.3	217.3
Gross profit	140.4	248.0
Gross margin	35.9%	53.3%
Operating expenses:
Selling, general and administrative expenses	262.8	257.7
Trade name impairment	2.5	—
Restructuring charges	9.4	10.2
Total operating expenses	$274.7	$267.9
Total operating expenses (% of net sales)	70.3%	57.6%
Operating income (loss)	(134.3)	(19.9)
Operating margin	(34.4)%	(4.3)%
Interest expense	7.5	8.1
Other income (expense) - net	(7.3)	25.8
Income (loss) before income taxes	(149.1)	(2.2)
Provision for income taxes	(63.7)	9.6
Less: Net income attributable to noncontrolling interest	0.2	0.4
Net income attributable to Fossil Group, Inc.	$(85.6)	$(12.2)
Earnings per share:
Basic	$(1.69)	$(0.25)
Diluted	$(1.69)	$(0.25)
Weighted average common shares outstanding:
Basic	50.6	49.6
Diluted	50.6	49.6

Consolidated Balance Sheet Data ($ in millions):	April 4, 2020	March 30, 2019
Assets:
Cash and cash equivalents	$245.4	$271.4
Accounts receivable - net	153.4	199.9
Inventories	439.7	384.1
Other current assets	128.6	133.1
Total current assets	$967.1	$988.5
Property, plant and equipment - net	$138.7	$172.7
Operating lease right-of-use assets	269.1	312.0
Intangible and other assets - net	157.7	116.7
Total long-term assets	$565.5	$601.4
Total assets	$1,532.6	$1,589.9

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$442.1	$430.6
Short-term debt	21.1	65.9
Total current liabilities	$463.2	$496.5
Long-term debt	$298.5	$161.1
Long-term operating lease liabilities	281.1	311.6
Other long-term liabilities	73.4	71.4
Total long-term liabilities	$653.0	$544.1
Stockholders’ equity	$416.4	$549.3
Total liabilities and stockholders’ equity	$1,532.6	$1,589.9

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 14/13 Weeks Ended
	April 4, 2020			March 30, 2019
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$152.9	$0.1	$153.0	$190.4
Europe	128.2	3.2	131.4	153.3
Asia	106.2	2.8	109.0	116.9
Corporate	3.4	(0.1)	3.3	4.7
Total net sales	$390.7	$6.0	$396.7	$465.3

Product Categories:
Watches	$309.9	$5.1	$315.0	$366.2
Leathers	47.3	0.5	47.8	53.9
Jewelry	23.2	0.4	23.6	31.2
Other	10.3	—	10.3	14.0
Total net sales	$390.7	$6.0	$396.7	$465.3

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use Adjusted EBITDA to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2019(1)			Fiscal 2020
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(5.2)	$(18.0)	$(6.0)	$(149.1)	$(178.3)
Plus:
Interest expense	7.4	7.4	7.0	7.5	29.3
Amortization and depreciation	13.9	13.6	12.9	12.2	52.6
Impairment expense	1.7	18.0	4.7	19.6	44.0
Other non-cash charges	3.3	9.5	43.2	21.7	77.7
Stock-based compensation	5.2	4.3	1.9	3.1	14.5
Restructuring expense	7.3	7.0	5.2	9.4	28.9
Less:
Interest Income	0.9	0.3	0.1	—	1.3
Adjusted EBITDA	$32.7	$41.5	$68.8	$(75.6)	$67.4

(1)   Prior period amounts have been adjusted to conform to the current period presentation.

Store Count Information

	April 4, 2020				March 30, 2019
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	82	78	57	217	85	88	53	226
Outlets	114	74	35	223	116	74	38	228
Full priced multi-brand	—	4	3	7	—	4	3	7
Total stores	196	156	95	447	201	166	94	461

END OF RELEASE